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                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1992       1993      1994      1995        1996      6/30/97
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 84,177   $ 80,472   $ 75,815  $ 80,777    $ 82,082    $ 80,574
   Interest on Other Long-term Debt. . . . . . . .   17,986     16,846     16,415    16,404      18,025      23,280
   Interest on Short-term Debt . . . . . . . . . .    1,792      1,615      3,366     5,119       3,639       3,195
   Miscellaneous Interest Charges. . . . . . . . .    2,617      2,954      3,913     5,323       7,327       6,394
   Estimated Interest Element in Lease Rentals . .    6,700      7,900      7,700     7,000       6,600       6,600
        Total Fixed Charges. . . . . . . . . . . . $113,272   $109,787   $107,209  $114,623    $117,673    $120,043

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $131,419   $125,132   $102,345  $115,900    $133,689    $113,821
   Plus Federal Income Taxes . . . . . . . . . . .   46,017     51,681     39,599    53,355      65,801      59,082
   Plus State Income Taxes . . . . . . . . . . . .    2,649      8,887      5,910     7,273      10,180      11,178
   Plus Fixed Charges (as above) . . . . . . . . .  113,272    109,787    107,209   114,623     117,673     120,043
        Total Earnings . . . . . . . . . . . . . . $293,357   $295,487   $255,063  $291,151    $327,343    $304,124

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.58       2.69       2.37      2.54        2.78        2.53
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